EXHIBIT INDEX


            Exhibit No.     Document                               Page

            99.1            Press Release, dated July 24, 1997      5


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                                                                  Exhibit 99.1




                              JOHNSTOWN AMERICA ANNOUNCES
                     NEW BOND OFFERING TO PREPAY SENIOR BANK DEBT

        CHICAGO, July 24, 1997 -- Johnstown America Industries, Inc. (NASDAQ:JAII) announced today that it anticipates issuing $75 million of 11.75% senior subordinated notes. The new notes would carry the same terms and conditions as the $100 million of 11.75% senior subordinated notes issued by the company in August 1995, and would mature at the same time as such notes in August 2005. Management anticipates that the new notes would be issued at a premium.

        The net proceeds of the issuance of notes would be used to prepay senior bank debt and would result in a substantial reduction in senior indebtedness, strengthening the company's capital structure. The proposed refinancing would eliminate $6.6 million of the $8.3 million debt amortization in 1997 and substantially reduce the required future debt amortization through 2002

        The Company anticipates that the notes will not be registered under the Securities Act of 1933 (the "Act") and will not be available for sale in the United States except under an applicable exemption under the Act. The company expects that the notes will be purchased by certain qualified buyers under the Rule 144A exemption from the registration requirements of the Act. The company anticipates that after the issuance of the notes it will file a registration statement relating to an exchange offer for the notes under the Act.


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        Johnstown America  Industries,  Inc.,  headquartered in Chicago,  IL has three operating groups: truck components and assemblies operations, a leading supplier of wheel-end components, seating, steerable drive axles and gear boxes for the heavy-duty truck industry; iron castings operations, a major producer of complex iron castings for a wide range of industries; and freight car operations, a leading manufacturer and lessor of new and rebuilt freight cars used for hauling coal, intermodal containers, highway trailers, agricultural and mining products.


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